Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-174331
Dated June 8, 2011

June 8, 2011

Dear Fellow Stockholder,

As you may be aware, TrustCo Bank Corp NY (“TrustCo”) has filed a registration statement with the Securities and Exchange Commission enabling us to publicly offer and sell common stock and other securities. The Company intends to commence a common stock offering in the coming weeks. I am pleased to inform you that TrustCo intends to direct shares to its existing stockholders who express an interest in increasing their investment in TrustCo as part of the overall offering. Therefore, you have an opportunity, but no obligation, to purchase shares of stock during the limited offering period. TrustCo does not encourage or discourage the purchase of shares.

Enclosed is a combined prospectus and preliminary prospectus supplement describing the stock offering. If you are interested in purchasing TrustCo shares, further information and assistance is available by contacting the Stock Information Center, managed by Stifel, Nicolaus & Company, Incorporated. The Stock Information Center can be reached, toll-free, at 1-(877) 643-8197, from 9:00 a.m. to 5:00 p.m., Eastern Time, Monday through Friday.

Your inquiry during the limited offering period will be regarded as an “indication of interest” only — it will not obligate you to purchase shares.

Sincerely,

Robert J. McCormick

President and Chief Executive Officer

TrustCo Bank Corp NY (“TrustCo”) has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents TrustCo has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the underwriters participating in the offering (Sandler O’Neill & Partners, L.P. and Stifel, Nicolaus & Company, Incorporated), will arrange to send you additional copies of the prospectus and preliminary prospectus supplement if you so request by calling, toll-free, 1-(877) 643-8197.